                                                                    EXHIBIT 10.6

                            FIRST AMENDMENT TO LEASE

      THIS FIRST AMENDMENT TO LEASE (the "First Amendment") is made and entered into this 30 day of December, 1999 by and between PINE STREET INVESTORS I, L.L.C., a Delaware limited liability company ("Landlord") and ART TECHNOLOGY GROUP, INC., a Delaware corporation ("Tenant").

                                    RECITALS

A. Landlord and Tenant have previously entered into that certain written Office Lease, dated October 6, 1999 ( the "Lease"), pursuant to which Landlord leased to Tenant, and Tenant hired from Landlord, those certain premises comprising 12,931 square feet of rentable area on the 21st floor (the "Premises") in the office building located at 100 Pine Street Center, San Francisco, California (the "Building"). Concurrently with the execution of the Lease, Landlord and Tenant executed a Work Agreement setting forth the terms and conditions under which initial tenant improvements would be made to the Premises (the "Work Agreement").

B. Tenant's proposed Plans under the Work Agreement include non-building standard ceiling lighting fixtures. As a condition to Landlord's approval of said Plans, Tenant has agreed to pay for the cost of restoring the Premises to a building standard condition in accordance with the terms and conditions set forth herein.

C. The parties desire to amend the Lease upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing, Landlord and Tenant hereby agree as follows:

      1. All capitalized terms not defined herein shall have the meanings ascribed to them in the Lease or the Work Agreement, as applicable.

      2. The parties acknowledge and agree that Landlord has agreed to the installation of non-Building standard lighting fixtures in connection with the Work performed under the Work Agreement, upon the condition that Tenant pay Landlord for the cost of the restoration of the Premises ceiling to a Building-standard condition. Notwithstanding anything to the contrary in the Lease or the Work Agreement (including, without limitation, Article 22 of the Lease), Tenant hereby agrees to pay for the cost of: (i) removing the ceiling light fixtures installed as part of the initial improvements to the Premises under the Work Agreement and (ii) restoring the Premises ceiling lights and ceiling grid (including tiles) to a building standard condition (the "Ceiling Restoration"). The parties hereby agree that the cost of the Ceiling Restoration is equal to $44,218.00 (the "Ceiling Restoration Cost"). The Ceiling Restoration Cost shall be paid by Tenant by means of a Letter of Credit (defined below) upon which Landlord will have the right to draw upon the expiration or earlier termination of the Lease.

      3. Tenant shall deliver and cause to be in effect upon the execution of this First Amendment, during the Lease Term, and for a period sixty (60) days after the Expiration Date, an unconditional, irrevocable letter of credit in the amount of $44,218.00 in favor of Landlord ("Letter of Credit"). The Letter of Credit shall serve as a means of payment for the Ceiling Restoration Costs. In accordance with the terms hereof, Tenant shall deliver the Letter of Credit to Landlord upon the execution of this First Amendment. The Letter of Credit shall be in a form reasonably acceptable to Landlord and issued by a bank selected by Tenant and reasonably acceptable to Landlord. Without limiting the generality of the foregoing, any bank issuing the Letter of Credit shall be a bank that accepts deposits, maintains accounts, has a local San Francisco office that will negotiate a letter of credit, and the deposits of which are insured by the Federal Deposit Insurance Corporation. Without limiting the generality of the foregoing, the Letter of Credit shall provide: (i) that Landlord shall have the right to draw upon such letter of credit immediately following the expiration or earlier termination of the Lease, and (ii) that the issuing bank shall deliver to Landlord at least sixty (60) days prior written notice of the termination or expiration of any such Letter of Credit. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining and maintaining the Letter of Credit. Tenant agrees, upon termination of the Lease, that Landlord shall have the right to draw upon all of the Letter of Credit to compensate Landlord for the Ceiling Restoration Cost. The failure by Tenant to provide Landlord with the Letter of Credit or the failure by Tenant to provide a substitute Letter of Credit meeting all of the criteria set forth herein on or before thirty (30) days prior to the expiration or termination of any prior Letter of Credit shall constitute a material breach of the Lease and be deemed a Default thereunder.

      4. Except as amended hereby, the Lease and the Work Agreement remain unmodified and in full force and effect. Tenant acknowledges that Landlord is not in default in the performance of any of its obligations under the Lease and that Tenant has no claims or setoffs of any kind.

      IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment as of the date and year first above written.


LANDLORD:

PINE STREET INVESTORS I L.L.C., a
Delaware Limited Liability Company

By:     Danielson Whitehead, Inc.
        a California corporation,
        as agent for Pine Street
        Investors I, L.L.C.

        By:     /s/ Carl F. Danielson
                -----------------------
        Name:   Carl F. Danielson
                -----------------------
        Title:  Chief Executive Officer
                -----------------------


TENANT:

ART TECHNOLOGY GROUP, INC.,
a Delaware corporation

By: /s/ Paul Shorthose
   --------------------------------
Name:
     ------------------------------
Title:
      -----------------------------